UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2010

Santander BanCorp
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	00115849	660573723
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

B-7 Calle Tabonuco, Suite 1800, Guaynabo, Puerto Rico		00968
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(787) 756-6580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 24, 2010, Banco Santander, S.A. ("Banco Santander") made a Material Fact Announcement ("Material Fact Announcement"), filed as a Form 6-K report with the U.S. Securities and Exchange Commission, to announce that on that date it commenced a cash tender offer (the "Tender Offer") through its wholly-owned subsidiary, Administración de Bancos Latinoamericanos Santander, S.L. ("ABLASA"), for all outstanding publicly-held shares of common stock of Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) not owned by ABLASA at US$12.69 per share. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on July 22, 2010, unless extended.

Banco Santander also announced in the Material Fact Announcement that, following the consummation of the Tender Offer, Banco Santander intends to consummate a short-form merger (the "Merger") with Santander BanCorp in which any holders whose shares were not purchased in the Tender Offer will receive the same price per share as was paid in the Tender Offer.

Banco Santander also noted in the Material Fact Announcement that after completion of the Merger, it will take the necessary steps to terminate the listing of the shares of Santander Bancorp on the New York Stock Exchange and Latibex.
The complete terms, conditions and other details of the Tender Offer are contained in materials filed by Banco Santander with the U.S. Securities and Exchange Commission on June 24, 2010.

The commencement and completion of the Tender Offer does not require any approval by the board of directors of Santander BanCorp, and Banco Santander has not asked the board of directors of Santander BanCorp to approve the Tender Offer. On or before the date 10 business days after the commencement of the Tender Offer, a special committee of independent directors of Santander BanCorp intends to announce if it recommends acceptance or rejection of the Tender Offer, expresses no opinion and remains neutral toward the Tender Offer, or is unable to take a position with respect to the Tender Offer, as well as setting forth the reasons for its position with respect to the Tender Offer, all of which is required under applicable rules and regulations of the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Santander BanCorp

June 24, 2010	By:	María Calero

Name: María Calero
Title: Senior Executive Vice President